Exhibit 10.1

LTIP AGREEMENT
THIS LTIP AGREEMENT (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between %%First_Name%-% %%Last_Name%-% (“Grantee”) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) to receive an Other Stock Award (the “Award”) under the Plan as set forth in this Agreement;
NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:
1. Definitions. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)
“Cause” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Cause” is not so defined, shall mean any of the following: (i) Grantee has failed or refused to substantially perform Grantee’s duties, responsibilities, or authorities (other than any such refusal or failure resulting from Grantee’s becoming Disabled); (ii) any commission by or indictment of Grantee of a felony or other crime of moral turpitude; (iii) Grantee has engaged in material misconduct in the course and scope of Grantee’s Service with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject; (iv) Grantee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or (v) Grantee has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

(b)
“Date of Termination” means the date on which Grantee has a “separation from service” from the Company, as such term is defined in Treasury Regulation 1.409A-1(h), as modified by any subsequent guidance promulgated by the Internal Revenue Service.

(c)	“Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

(d)
“Disabled” as it relates to Grantee shall have the meaning of “Disabled” or such similar term set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Disabled” or such similar term is not so defined, shall mean when (i) Grantee receives disability benefits under either social security or the Company’s long-term disability plan, if any, or (ii) the Company, upon the written report of a qualified physician designated by the Company’s insurers, shall have determined (after a complete physical examination of Grantee at any time after Grantee has been absent from the Company for 90 or more consecutive calendar days) that Grantee has become physically and/or mentally incapable of performing Grantee’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(e)
“Good Reason” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Good Reason” is not so defined, shall exist in the event any of the following actions are taken without Grantee’s consent: (i) Grantee’s authority with the Company is, or Grantee’s duties or responsibilities based on Grantee’s position with the Company or any employment agreement or arrangement between Grantee and the Company are, materially diminished relative to Grantee’s authority, duties and responsibilities as in effect immediately prior to such change; provided, however, that in no event shall removal of

Grantee from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring constitute Good Reason; (ii) a material diminution in Grantee’s base salary or retainer compensation as in effect immediately prior to such diminution; provided, that, an across-the-board reduction in the base compensation and benefits of all Service Providers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution; (iii) a material relocation of Grantee's primary work location more than 75 miles away from the then-current primary work location; or (iv) any material breach by the Company of any provision of this Agreement or any employment agreement or arrangement between Grantee and the Company.
(f) “Grant Date” means %%OPTION_DATE,’Month %-%DD, YYYY’.

(g)	“Installment” means each portion of the LTIP Units described in Section 3, below.

(h)
“LTIP Units” means phantom or notional interests granted hereunder that are economically equivalent to shares of Stock and that, once vested, entitle the Grantee to payment pursuant to the terms of this Agreement of a number of actual shares of Stock determined pursuant to Section 5, below.  The number of “LTIP Units” granted to you as Grantee under this Agreement is %%TOTAL_SHARES_GRANTED,’999,999,999’%-%.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2. Award. Grantee is hereby granted the number of LTIP Units set forth in Section 1(i) above.

3. Vesting Schedule. Grantee shall become vested in the LTIP Units in Installments in accordance with the table below, provided Grantee remains in the continuous Service of the Company and its Affiliates from the Grant Date through the date scheduled below applicable to the relevant Installment (and does not otherwise have a Date of Termination prior to such relevant date):

INSTALLMENT	INSTALLMENT SHALL BECOME VESTED ON:
One third of the LTIP Units	%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%
One third of the LTIP Units	%%VEST_DATE_PERIOD2,’Month DD, YYYY’%-%
One third of the LTIP Units	%%VEST_DATE_PERIOD3,’Month DD, YYYY’%-%

LTIP Units may not be voluntarily or involuntarily sold, assigned, transferred, pledged or otherwise encumbered, and any attempt to do so shall be null and void and the Company shall refuse to recognize any purported transferee.
4. Forfeiture of LTIP Units. Unless otherwise stated in any applicable agreement between the Company and the Grantee, Grantee shall forfeit any Installment of LTIP Units which is not vested as of a Date of Termination.
Notwithstanding the foregoing, in the event that Grantee’s Date of Termination occurs within six (6) months following a Change in Control on account of (a) Grantee’s termination of Service by the Company without Cause or (b) Grantee’s resignation from the Company for Good Reason, then any Installment of LTIP Units which was not vested as of such Date of Termination shall become vested on and as a result of such Date of Termination.
5. Payment of Vested LTIP Units. As soon as administratively practicable (and in all events within 74 days) following the date on which an Installment of LTIP Units become vested, the Company shall issue to Grantee a number of actual shares of Stock equal to the number of Payment Shares (as defined below). The number of “Payment Shares” for an Installment of LTIP Units shall be determined as follows:

(i)
If the Fair Market Value of the Stock on the vesting date is less than or equal to the Share Price Cap (as defined in Section 5(iii) below), then the number of Payment Shares shall be equal to the number of LTIP Units that vested in the Installment.

(ii)
If the Fair Market Value of the Stock on the vesting date is greater than the Share Price Cap, then the number of Payment Shares shall be equal to the product of (x) the number of LTIP Shares in the vested Installment, multiplied by (y) the following ratio:

the Share Price Cap
the Fair Market Value on the vesting date

(iii)
The “Share Price Cap” shall initially be $26 per share of Stock but shall be adjusted in the sole and absolute discretion of the Committee to account for stock splits, reverse stock splits, stock dividends, extraordinary distributions, reorganizations, recapitalizations, and other similar events affecting the share price of the Company’s Stock.

6. Withholding.

(a)
Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the Payment Shares are the sole responsibility of Grantee.

(b)
By accepting this Agreement, Grantee hereby elects, effective on the Grant Date, to sell shares of Stock held by Grantee in an amount and at such time as is determined in accordance with this paragraph 6(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of paragraph 6(c) below and further acknowledges and agrees to the following provisions:

(i)
Grantee hereby irrevocably appoints the Company’s designated broker E*TRADE Securities LLC, or such other broker as the Company may select, as Grantee’s agent (the “Agent”), and authorizes and directs the Agent to:

(A)
Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the date of the issuance of the Payment Shares, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the issuance of the Payment Shares that is not otherwise satisfied pursuant to paragraph 6(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;\

(B)	Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;

(C)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and

(D)	Deposit any remaining funds in Grantee’s account.

(ii)
Grantee acknowledges that Grantee’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in paragraph 6(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Grantee’s election to Sell to Cover and the provisions of paragraph 6(b), collectively, the “10b5-1 Plan”). Grantee acknowledges that by accepting this Award, he or she is adopting the 10b5-1 Plan to permit Grantee to satisfy the Withholding Obligation. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to paragraph 6(b) to satisfy the Withholding Obligation.

(iii)
Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. In addition, Grantee acknowledges that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Stock, Grantee will continue to be responsible for the Withholding Obligation.

(iv)
Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of paragraph 6(b) and the terms of this 10b5-1 Plan.

(v)
Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the issuance of the Payment Shares is satisfied.

(c)
Alternatively, or in addition to or in combination with the Sell to Cover provided for under paragraph 6(b), Grantee authorizes the Company, at its discretion, to satisfy the Withholding Obligation through the Grantee surrendering shares of Stock to which Grantee is otherwise entitled to under the Plan (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

7. Dividend Equivalent Rights. Grantee shall be entitled to a cash payment with respect to each Payment Share that is issued under this Agreement in an amount equal to the ordinary cash dividends that would have been payable to Grantee had Grantee been the owner of the Payment Shares from the Grant Date through the date the Payment Shares are issued. Such cash payment shall be made in a single lump sum on the date on which the Payment Shares are issued.

8. No Stockholder Rights. The LTIP Units granted hereunder are not actual shares of stock and Grantee shall have no rights as an actual stockholder of the Company unless and until Payment Shares are actually issued to Grantee pursuant to Section 5, above.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee. If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee (if so delegated by the Board), and the Board or the Committee (as applicable) shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board or the Committee (as applicable) and any decision made by any such body with respect to the Agreement is final and binding on all persons.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board or the Committee, as applicable, from time to time pursuant to the Plan.

12. Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

13. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

15. Section 409A Compliance. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and the parties shall interpret this Agreement accordingly. Notwithstanding the foregoing, in no event shall the Company be liable to Grantee for any taxes, penalties or interest that may result from the application of Section 409A of the Code to this Agreement.

16. No Funding. The LTIP Units set forth in this Agreement shall be an unfunded, unsecured promise by the Company to issue the shares earned hereunder, and Participant’s rights hereunder shall be nothing more than that of an unsecured creditor of the Company. In no event shall the Company set aside any of its assets, in trust or otherwise, to satisfy amounts that may be payable to the Grantee pursuant to this Agreement.

17. Fractional Shares. In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

18. Electronic Acceptance.  By logging into and accepting this Agreement through Grantee’s E*TRADE account, Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement, (b) elects to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with paragraph 6(b) of the Agreement, and (c) represents and warrants that (i) Grantee has carefully reviewed paragraph 6(b) of this Agreement, and (ii) Grantee is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent. In the event that Grantee does not accept this Agreement through the E*TRADE online grant acceptance system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the award of LTIP Units represented by this Agreement and any such award shall be forfeited by Grantee without any further consideration.

Bonanza Creek Energy, Inc.

By: ________________________________
[Name]
[Title]